Exhibit 99.1

Dana Names Jonathan Collins as Chief Financial Officer

MAUMEE, Ohio, March 9, 2016 – Dana Holding Corporation (NYSE: DAN) announced today that Jonathan Collins has been named senior vice president and chief financial officer, effective March 28. Mr. Collins joins the company after serving in the same role at ProQuest, a global leader in information resources, following previous experience in the automotive-supply industry.

Over the course of his career, Mr. Collins has gained extensive experience in various facets of corporate finance and has built a solid record for improving profitability and executing growth objectives in multi-national corporations.

“We are pleased to have someone of Jonathan’s caliber joining the Dana team. He possesses a strong financial background, coupled with a proven reputation for driving profitable growth,” said James Kamsickas, Dana president and chief executive officer. “Jonathan will work across the enterprise to identify growth opportunities while also maintaining a focus on performance improvement.”

Named senior vice president and chief financial officer of ProQuest in 2013, Mr. Collins worked with leadership across the company to improve the profitability of the business through strong cost discipline, organic growth, and accretive acquisitions. Prior to that role, he served as vice president of global financial operations for ProQuest, where he led the global financial planning and analysis function efforts while integrating the financial operations of multiple acquisitions.

Mr. Collins also served in executive operational and commercial finance positions at International Automotive Components Group (IAC) from 2007 to 2010. Prior to his time at IAC, he worked at Lear Corporation in various positions of increasing responsibility in finance and also served as a financial analyst with Accenture.

Mr. Collins earned an MBA, with distinction, from the University of Michigan’s Stephen M. Ross School of Business. He also holds a bachelor’s degree in finance and marketing from Cedarville University in Ohio.

Rodney Filcek, who is currently serving as interim chief financial officer, will assist Mr. Collins during the transition and continue in his previous role at Dana as senior vice president and chief accounting officer.

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About Dana Holding Corporation

Dana is a world leader in the supply of highly engineered drivetrain, sealing, and thermal-management technologies that improve the efficiency and performance of vehicles with both conventional and alternative-energy powertrains. Serving three primary markets – passenger vehicle, commercial truck, and off-highway equipment – Dana provides the world’s original-equipment manufacturers and the aftermarket with local product and service support through a network of nearly 100 engineering, manufacturing, and distribution facilities. Founded in 1904 and based in Maumee, Ohio, the company employs more than 23,000 people in 25 countries on six continents. In 2015, Dana generated sales of nearly $6.1 billion. For more information, please visit dana.com.

Investor Contact	Media Contact

Craig Barber	Jeff Cole
419.887.5166	419.887.3535
craig.barber@dana.com	jeff.cole@dana.com

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